Exhibit 99.1

FOR IMMEDIATE RELEASE December 28, 2012

Rochester Medical Director Benson E. Smith to Retire from the Company’s Board

Stewartville, MN December 28, 2012

Rochester Medical Corporation (NASADQ: ROCM)  today announced that board member Benson E. Smith has decided to retire from the Company’s Board of Directors when his current term expires on January 31, 2013.  Mr. Smith is Chief Executive Officer of Teleflex, Inc. (NYSE: TFX).  His decision was related to prioritization of his time.

Commenting on the announcement Company CEO, Anthony J. Conway said, “Benson has been a great asset to Rochester Medical for the past twelve years.  His knowledge of the marketplace and the medical device industry in general has been invaluable to us.  We will miss his support, hard work, and good natured guidance.  From me personally, and all of us at Rochester Medical Corporation: Thank you, Benson.  We wish you continued success.”

Rochester Medical Corporation also announced today that to fill this vacancy its Nominating Committee has nominated for election as a Director of the Company, Mr. Richard W. Kramp.

Mr. Kramp served as President, Chief Executive Officer and Director of Synovis Life Technologies from January 2007 until February 2012 when Synovis was acquired by Baxter International, Inc. Mr. Kramp had served as President of Synovis since June 2006. From August 2004 to May 2006, he served as President and Chief Operating Officer of the former Interventional Solutions division of Synovis. Prior to joining Synovis, Mr. Kramp most recently served as the President and Chief Operating Officer of Medical CV, Inc. From 1988 to 2003, Mr. Kramp served as President and Chief Operating Officer, and then President and Chief Executive Officer, as well as a director of ATS Medical, Inc. (now part of Medtronic, Inc.). From 1978 to 1988, Mr. Kramp held sales and marketing positions at St. Jude Medical, Inc., serving as Vice President of Sales and Marketing from 1981 to 1988. Mr. Kramp’s extensive experience in the medical device industry, including as a chief executive officer of a publicly traded company, will enable him to share meaningful perspectives regarding strategic planning and growth initiatives.

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications.  The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500.  More information about Rochester Medical is available on its website at http://www.rocm.com.